Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2008 Results
LAFAYETTE, LA. August 5, 2008
     Stone Energy Corporation (NYSE: SGY) today announced record net income of $82.8 million, or $2.91 per share, on operating revenue of $263.0 million for the second quarter of 2008 compared to net income of $72.0 million, or $2.60 per share, on operating revenue of $200.3 million in the second quarter of 2007. The second quarter 2007 results included an after-tax gain of $36.3 million associated with the sale of substantially all of Stone’s Rocky Mountain properties, which was completed on June 29, 2007. For the six months ended June 30, 2008, net income totaled $145.1 million, or $5.13 per share, on operating revenue of $466.2 million compared to net income of $82.5 million, or $2.98 per share, on operating revenue of $373.2 million during the comparable 2007 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was a record $180.5 million during the second quarter of 2008 compared to $123.8 million generated during the second quarter of 2007 and $150.3 million during the first quarter of 2008. For the first six months of 2008, discretionary cash flow totaled $330.8 million compared to $225.9 million for the comparable 2007 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes during the second quarter of 2008 averaged 196 million cubic feet of gas equivalent (MMcfe) per day, representing a 6% increase over average daily production of 185 MMcfe per day for the first quarter of 2008. After adjusting for divested properties, comparable production for the second quarter of 2007 was 204 MMcfe per day. For the six months ended June 30, 2008, net average daily production volumes were 190 MMcfe compared to an adjusted 197 MMcfe per day for the six months ended June 30, 2007. The adjusted 2007 production figures exclude volumes from the divested Rocky Mountain properties which averaged 32 MMcfe per day and 37 MMcfe per day respectively for the second quarter and first six months of 2007. Similarly, the adjusted 2007 production numbers also exclude volumes from the divested non-core Gulf of Mexico properties which averaged 8 MMcfe per day for the second quarter of 2007 and 7 MMcfe for the first six months of 2007.
     CEO David Welch stated, “We are pleased with our results for the second quarter, particularly delivering increased production over first quarter 2008 and reporting record quarterly discretionary cash flow of $180.5 million. Obviously the biggest new item of the quarter was the announced merger agreement with Bois d’Arc Energy. We remain very excited about the opportunities created by the Bois d’Arc merger, and look forward to having our exploitation and exploration teams follow up on the initial Bois d’Arc efforts. We now expect a closing in late August and we are very appreciative of the hard work and cooperation exhibited by both groups.”
     “Although the proposed Bois d’Arc merger was the quarter’s most significant news, we made progress on other fronts during the period as well. Our exploitation program at Ewing Bank 305 proved to be successful and provided us with incremental volumes. The active workover program at South Pelto 23 also helped with production during the period. Our activity in Appalachia accelerated with the drilling of three wells and the acquisition of additional acreage. We expect an increase in activity in this prospective area during the remainder of 2008. Although our Main Pass 72 Caprock project was deemed currently uneconomic, we have a strong inventory of exploitation projects for 2009, including a multi-well program at Amberjack on Mississippi Canyon Block 109. We continue to advance our exploration prospects and expect to spud several more exploratory wells by year end, followed by additional prospects in 2009. Finally, we continue to evaluate acquisition opportunities afforded by a strong balance sheet and cash flow.”

     Prices realized during the second quarter of 2008 averaged $110.10 per barrel (Bbl) of oil and $11.46 per thousand cubic feet (Mcf) of natural gas, which represents a 64% increase, on an Mcfe basis, over second quarter 2007 average realized prices of $64.41 per Bbl of oil and $7.50 per Mcf of natural gas. Average realized prices during the first six months of 2008 were $103.28 per Bbl of oil and $10.15 per Mcf of natural gas representing a 57% increase on a Mcfe basis compared to $60.63 per Bbl of oil and $7.23 per Mcf of natural gas realized during the first six months of 2007. All unit pricing amounts include the cash settlement of effective hedging contracts. Hedging transactions in the second quarter of 2008 decreased the average realized price of natural gas by $0.03 per Mcf, compared to an increase in average realized prices of $0.01 per Mcf of natural gas during the second quarter of 2007. Hedging transactions in the second quarter of 2008 decreased the realized oil prices by $14.63 per Bbl, compared to no impact during the comparable quarter of 2007.
     Lease operating expenses (LOE) incurred during the second quarter of 2008 totaled $34.9 million compared to $40.5 million for the comparable quarter in 2007, and $30.3 million in the first quarter 2008. On a per unit basis, LOE was $1.96 per Mcfe in the second quarter of 2008 versus $1.83 per Mcfe in the second quarter of 2007 and $1.80 per Mcfe in the first quarter of 2008. For the six months ended June 30, 2008 and 2007, lease operating expenses were $65.2 million and $91.6 million, respectively. The decrease is a result of the sale of substantially all of the Rocky Mountain properties, decreased major maintenance activity, and operational efficiencies.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2008 totaled $70.2 million compared to $80.4 million for the second quarter of 2007. DD&A expense on oil and gas properties for the six months ended June 30, 2008 totaled $132.9 compared to $158.2 million during the comparable period of 2007. Additionally, our investment in our Bohai Bay, China exploratory venture was impaired in the second quarter of 2008 by $10.1 million and recorded under “Write-down of oil and gas properties”.
     Salaries, general and administrative (SG&A) expenses for the second quarter of 2008 were $11.3 million compared to $9.4 million in the second quarter of 2007. For the six months ended June 30, 2008 and 2007, SG&A totaled $21.5 million and $17.6 million, respectively. The increase is primarily due to additional stock based compensation and higher legal fees.
     There were no borrowings outstanding at June 30, 2008 under our bank credit facility. Stone had letters of credit totaling $46.1 million, resulting in $128.9 million of available borrowings, at June 30, 2008. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves. On April 29, 2008, Stone and Bank of America, N.A. executed a commitment letter which provides for up to $700 million in financing under a three-year amended and restated revolving credit facility to partially fund the proposed Bois d’Arc acquisition.
     Capital expenditures before capitalized SG&A and interest during the second quarter of 2008 totaled $125.3 million, including $18.0 million of lease and acquisition costs. Additionally, $4.8 million of SG&A expenses and $4.7 million of interest were capitalized during the quarter.
Operational Update
     Ewing Bank 305. Stone successfully drilled and completed two wells in the Ewing Bank 305 drilling program and is in the process of completing a third drill well. In addition, two wells have been successfully worked over. Net incremental production from the drilling and remedial work was approximately 21 MMcfe per day for the second quarter.
     South Pelto Block 23. Stone has successfully worked over two wells and recompleted each in new pay sands. Well C-4 ST1 BP1 was recompleted in the CP-29 sand for an initial gross rate of 5 MMcfe per day. Well D-1 was recompleted in the W sand for an initial gross rate of 2 MMcfe per day. Stone has a 96.4% working interest (WI) and a 78% revenue interest (NRI) in these wells.
     Main Pass 72 (Caprock). The Main Pass 72 Caprock prospect was drilled and evaluated as an uneconomic well in the 2nd quarter. Test data is being further analyzed to see if there is any additional potential for this prospect.

     Appalachia. Through the second quarter, Stone has drilled or participated in three wells in the Appalachia area and expects to spud a fourth well this month. Stone continues to review the results of these wells, and expects to increase activity in the area during the second half of 2008 and into 2009.
Bois d’Arc Merger Agreement
     On April 30, 2008, Stone and its wholly owned subsidiary, Stone Energy Offshore, L.L.C., entered into an Agreement and Plan of Merger with Bois d’Arc Energy, Inc. (“Bois d’Arc”), pursuant to which Stone agreed to acquire all of the outstanding shares of Bois d’Arc common stock.  Pursuant to the merger, each outstanding share of Bois d’Arc common stock will be converted into the right to receive (i) 0.165 shares of Stone common stock and (ii) $13.65 in cash. Stone expects to use existing cash on its balance sheet, borrowings from a proposed amended and restated $700 million credit facility and the issuance of approximately 11.3 million shares of Stone common stock to fund the merger. The transaction is subject to stockholder approval of both companies and other customary conditions.
     Stone has scheduled a special meeting of its stockholders for August 27, 2008 at 10:00 a.m. CDT to consider and vote on the proposal of the proposed merger with Bois d’Arc.
2008 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The following 2008 guidance DOES NOT account for any adjustments from the pending merger with Bois d’Arc. Stone intends to adjust its 2008 guidance following the closing of the merger.
     Capital Expenditure Budget. The current 2008 capital expenditure budget is approximately $395 million, which excludes acquisitions, capitalized interest and G&A, and abandonment expenditures. Stone expects to spend approximately 60% of the 2008 capital budget on its Gulf of Mexico (GOM) exploitation program and facilities, and an estimated 40% on exploration and business development activities including deep water, shelf and onshore exploration drilling, GOM lease sale expenditures, onshore drilling and lease acquisition including Appalachia, seismic and reprocessing expenditures, and drilling activity in Bohai Bay, China. In addition, Stone expects to spend approximately $25 million on normal abandonment projects.
     Production. For the third quarter of 2008, Stone expects net daily production to average between 180-200 MMcfe. Stone expects full year 2008 average daily production to be in the range of 175- 200 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $140-$155 million for 2008 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.70 -$3.95 per Mcfe during 2008.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $38-$42 million during 2008.
     Corporate Tax Rate. For 2008, Stone expects its corporate tax rate to be approximately 34%.

Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2008 and 2009:

	Zero-Premium Collars
	Natural Gas				Oil
	Daily				Daily
	Volume		Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)		Price	Price	(Bbls/d)	Price	Price
2008	30,000	*	$8.00	$14.05	3,000	$60.00	$90.20
2008	20,000	**	7.50	11.35	2,000	65.00	81.00
2008	20,000	***	9.00	17.90	3,000	70.00	110.25
2008	20,000	***	9.00	18.45
2009	20,000		8.00	14.30	3,000	80.00	135.00
2009	20,000		9.00	14.63

*	January–March

**	April–December

***	July – December

Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009	20,000	$10.15	2,000	$107.90

	Put Contracts
	Natural Gas
	Daily
	Volume		Unamortized
	(MMBtus/d)	Floor	Cost
2008	20,000 *	$10.00	$0.52/MMBtu

*	July – December
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, August 6, 2008 to discuss the operational and financial results for the second quarter of 2008. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a digital recording accessed by dialing 1-800-642-1687 (ID #55670500) will be available at approximately 12:00 p.m. Central Time for 48 hours. A web replay will be available approximately 24 hours following the completion of the call on Stone Energy’s website at www.StoneEnergy.com. The web replay will be available for approximately one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
FINANCIAL RESULTS
Net income	$82,811	$71,983	$145,053	$82,459
Net income per share	$2.91	$2.60	$5.13	$2.98

PRODUCTION QUANTITIES
Oil (MBbls)	1,422	1,726	2,704	3,377
Gas (MMcf)	9,284	11,834	18,417	23,308
Oil and gas (MMcfe)	17,816	22,190	34,641	43,570

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16	19	15	19
Gas (MMcf)	102	130	101	129
Oil and gas (MMcfe)	196	244	190	241

REVENUE DATA (1)
Oil revenue	$156,569	$111,173	$279,276	$204,757
Gas revenue	106,393	88,718	186,919	168,467

Total oil and gas revenue	$262,962	$199,891	$466,195	$373,224

AVERAGE PRICES (1)
Oil (per Bbl)	$110.10	$64.41	$103.28	$60.63
Gas (per Mcf)	11.46	7.50	10.15	7.23
Per Mcfe	14.76	9.01	13.46	8.57

COST DATA
Lease operating expenses	$34,900	$40,510	$65,153	$91,596
Salaries, general and administrative expenses	11,278	9,402	21,534	17,635
DD&A expense on oil and gas properties	70,172	80,357	132,879	158,192

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.96	$1.83	$1.88	$2.10
Salaries, general and administrative expenses	0.63	0.42	0.62	0.40
DD&A expense on oil and gas properties	3.94	3.62	3.84	3.63

AVERAGE SHARES OUTSTANDING – Diluted	28,459	27,706	28,260	27,642

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$156,569	$111,173	$279,276	$204,757
Gas production	106,393	88,718	186,919	168,467
Derivative income, net	—	409	—	—

Total operating revenue	262,962	200,300	466,195	373,224

Operating expenses:
Lease operating expenses	34,900	40,510	65,153	91,596
Production taxes	3,503	2,808	4,903	6,672
Depreciation, depletion and amortization	70,831	81,340	134,218	160,179
Write-down of oil and gas properties	10,100	—	10,100	—
Accretion expense	3,853	4,416	8,221	8,832
Salaries, general and administrative expenses	11,278	9,402	21,534	17,635
Incentive compensation expense	882	515	1,900	1,361
Derivative expenses, net	3,353	—	3,612	91

Total operating expenses	138,700	138,991	249,641	286,366

Gain on Rockies divestiture	—	55,816	—	55,816

Income from operations	124,262	117,125	216,554	142,674

Other (income) expenses:
Interest expense	3,633	10,284	7,492	21,475
Interest income	(3,432)	(1,036)	(8,346)	(1,609)
Other income, net	(1,313)	(1,933)	(2,354)	(3,235)

Total other (income) expenses	(1,112)	7,315	(3,208)	16,631

Income before taxes	125,374	109,810	219,762	126,043

Provision for income taxes:
Current	33,028	17,500	46,978	17,500
Deferred	9,535	20,327	27,731	26,084

Total income taxes	42,563	37,827	74,709	43,584

Net income	$82,811	$71,983	$145,053	$82,459

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income as reported	$82,811	$71,983	$145,053	$82,459

Reconciling items:
Depreciation, depletion and amortization	70,831	81,340	134,218	160,179
Write-down of oil and gas properties	10,100	—	10,100	—
Deferred income tax provision	9,535	20,327	27,731	26,084
Accretion expense	3,853	4,416	8,221	8,832
Gain on sale of oil and gas properties	—	(55,816)	—	(55,816)
Stock compensation expense	2,185	1,162	4,322	2,530
Other	1,167	400	1,132	1,678

Discretionary cash flow	180,482	123,812	330,777	225,946

Increase (decrease) in current income taxes payable	(3,581)	16,569	(47,131)	16,569
Settlement of asset retirement obligations	(15,004)	(18,773)	(33,651)	(18,773)
Investment in put contracts	(1,914)	—	(1,914)	—
Working capital changes	(32,908)	(13,914)	(8,692)	(6,322)

Net cash provided by operating activities	$127,075	$107,694	$239,389	$217,420

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$568,117	$475,126
Accounts receivable	192,314	186,853
Deferred tax asset	52,188	9,039
Other current assets	1,316	2,684

Total current assets	813,935	673,702

Oil and gas properties, net – United States
Proved	1,001,271	1,001,179
Unevaluated	204,985	150,568
Oil and gas properties – China (unevaluated)	20,659	29,565
Building and land, net	5,620	5,667
Fixed assets, net	5,097	5,584
Other assets, net	24,530	23,338

Total assets	$2,076,097	$1,889,603

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$143,296	$88,801
Undistributed oil and gas proceeds	42,530	37,743
Investment in hedging contracts	118,922	18,968
Asset retirement obligations	31,349	44,180
Current income taxes payable	10,500	57,631
Other current liabilities	6,146	13,934

Total current liabilities	352,743	261,257

8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	110,461	89,665
Investment in hedging contracts	34,602	—
Asset retirement obligations	200,249	245,610
Other long-term liabilities	8,129	7,269

Total liabilities	1,106,184	1,003,801

Common stock	283	278
Treasury stock	(860)	(1,161)
Additional paid-in capital	541,515	515,055
Retained earnings	527,297	382,365
Accumulated other comprehensive loss	(98,322)	(10,735)

Total stockholders’ equity	969,913	885,802

Total liabilities and stockholders’ equity	$2,076,097	$1,889,603